EXHIBIT 99

Contacts:

Kelly R. Baker
Treasurer
607-378-4302
kbaker@hardinge.com

Hardinge Increases Its Credit Facility

ELMIRA, N.Y., November 28, 2006 Hardinge Inc. (Nasdaq: HDNG), a leading producer of advanced material-cutting solutions, today announced that it has signed an amendment and restatement of its secured credit facility.  The facility provides the Company over $91 million in combined term loan and revolving credit capacity.  The amended facility restructures certain bridge loans, which were due to mature at the end of 2006 into revolving credit borrowings, increases the overall credit limit by $10 million, and lowers borrowing costs.

The facility was arranged through the company’s existing bank group, with: Manufacturers and Traders Trust Company (M&T Bank), as agent and lead arranger; JPMorgan Chase Bank, N. A., as syndication agent; KeyBank National Association, as documentation agent; and, NBT Bank, National Association, as participant.

“We are pleased with the improved economics of our expanded credit facility along with the added flexibility it provides for organic growth, and strategic acquisitions,” stated J. Patrick Ervin, Chairman, President, and CEO. “We believe this demonstrates our commitment to build on our leadership position within our industry, and we are pleased by the continued support of our bank group.”

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, collets, chucks, indexing fixtures, and other industrial products.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world.  Hardinge’s common stock trades on NASDAQ under the symbol “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc.  Such statements are based upon information known to management at this time.  The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated.  Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations.  Any forward-looking statement should be considered in light of these factors.  The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

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